PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)

	October 31,	November 1,
	2010	2009
Assets

Current assets:
Cash and cash equivalents	$98,945	$88,539
Accounts receivable	82,951	66,920
Inventories	15,502	14,826
Other current assets	8,404	9,712

Total current assets	205,802	179,997

Property, plant and equipment, net	369,814	347,889
Investment in joint venture	61,127	60,945
Intangible assets, net	47,748	55,054
Other assets	19,388	19,771

	$703,879	$663,656

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$11,467	$10,301
Accounts payable and accrued liabilities	107,762	80,154

Total current liabilities	119,229	90,455

Long-term borrowings	78,852	112,137
Deferred income taxes and other liabilities	9,855	11,368

Equity	495,943	449,696

	$703,879	$663,656